Exhibit 99.2

Vasco Data Security International, Inc.

Earnings Conference Call

Prepared Script

February 17, 2011

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 4th quarter and Full Year, 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks.

If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite last year’s continued challenging economic climate, VASCO is pleased to report that all four quarters of 2010 were profitable quarters.

Revenues for Q4 were $33.0 million, an increase of approximately 3% compared to 4th quarter 2009, and the strongest fourth quarter in the company’s history. Q4 2010 was our 32nd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 71% of revenue and our operating income was approximately 23% of revenue.

During the quarter, we sold an additional 449 new accounts, including 111 new banks, and 338 new enterprise security customers. This compares to the fourth quarter a year ago in which we sold 428 new accounts, including 60 banks and 368 enterprise security customers. We now have over 10,000 customers, including more than 1,600 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the fourth quarter of 2010, our cash decreased by 1% while our working capital balance increased 5%. At December 31, 2010 our net cash balance was $85.5 million and we had approximately $96.9 million of working capital. This strong cash balance is an important tool to support VASCO’s further growth.

2010 was our return to growth, after the world financial and economic crisis that impacted VASCO from the 4th quarter of 2008 through the middle of 2010. We are proud that we managed our way through that difficult period, while staying profitable quarter after quarter. Indeed, the fourth quarter of 2010 was our 32nd consecutive profitable quarter AND the strongest 4th quarter in VASCO’s history from a revenue point of view.

We believe that 2011 will be a strong year. Our strong order intake and significant backlog of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

We entered 2011 with a backlog of approximately $56 million, substantially higher than our reported backlog at December 31, 2009, which was approximately $20 million. We believe that we are back on track for a period of strong and sustainable growth.

As we have reported, while others were cutting or freezing expenses during the economic downturn, VASCO was investing in its people and its products. During 2010, we hired 48 net new staff, and built and launched our DIGIPASS as a Service (DPS) platform. We do not anticipate any significant hiring for our traditional business over the remainder of 2011, but will be hiring for DPS.

Additionally, during January 2011, we acquired DigiNotar B. V. of The Netherlands. I would like to take a moment to tell you about DigiNotar. This new VASCO entity is in the business of identity verification offering PKI mainly through a services, or “cloud” model. It fits perfectly with VASCO’s DPS services model.

The company has an established customer base in the Dutch e-government sector, with customers such as the Dutch Tax Department, the Dutch Ministries of Justice, Social Affairs and Employment, the Dutch Chamber of Commerce and others. Other markets of DigiNotar include the legal and notary professions, banks, insurance companies and others.

DigiNotar’s activities enhance VASCO’s service offering and market position in three main categories:

1.	DigiNotar is an official certification authority or CA, capable of issuing, validating and registering certificates (identities) that are used to authenticate persons accessing various government applications.

At the present time, the DigiNotar offering is specific to those countries which are more actively adopting PKI. This means that DigiNotar provides VASCO with a strong foothold in the Dutch eGovernment market with the potential to expand the product line to government applications in other countries, particularly the EU.

2.	DigiNotar provides managed PKI identities for third-party applications, including those used by legal, insurance, public accounting and other professional services firms. These services have the potential to be marketed throughout the European Union.

3.	DigiNotar is a global provider of its own PKI-secured applications, such as electronic document signing, document registration and document storage solutions. This is potentially a global market.

We believe that there are interesting up selling opportunities of those products within VASCO’s existing customer base.

With DigiNotar, we strengthen our digital signature offerings, the third of our three core activities, being:

•	User authentication

•	Electronic signature

•	Digital signature

DigiNotar is marketing the bulk of its technologies in a service model. DigiNotar and DPS will be part of VASCO’s services organization which will report to me directly.

Importantly, Jan Valcke will maintain a laser focus on the return of VASCO’s traditional DIGIPASS products business to its former strong growth. We expect that DPS and DigiNotar will leverage their growth by working with VASCO’s traditional sales force and their customers and prospects.

Now, how about competition? The competitive landscape has changed a great deal over the last couple of years. Some of our competitors have disappeared while others have merged or shifted their focus. We believe that VASCO has never been stronger when it comes to our competitive offerings, both in the product field and with our new services strategy.

Finally, we are very optimistic about our recently announced partnership with Intel in which VASCO’s technology will be embedded in their next generation chips. Digipasses will be lying dormant in tens of millions of Intel chips integrated into the PCs and laptops of leading manufacturers, waiting to be activated by VASCO for a fee and to be used with Internet applications of all kinds. We expect this partnership to generate meaningful business in the future.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen,

It is true that 2010 was not the easiest year in VASCO’s history, but it was an important year.

We are convinced that 2010 laid the groundwork for VASCO’s future growth and success. Despite the challenging economic situation, we stepped up investments in people and technology, while we remained profitable in every single quarter.

We strengthened our operations with an important number of new hires in sales and R&D, people we need to take advantage of the improving economy in the banking sector and beyond.

2010 was also a year of continued investment in new products. We launched a number of important new products, and strengthened our existing portfolio in 2010.

Here are some examples:

•	VASCO launched DIGIPASS Nano, DIGIPASS 831, DIGIPASS 920

•	We announced the availability of multi-OTP technology

•	VASCO expanded its DIGIPASS Pack offering with an IDENTIKEY based version

•	We added IDENTIKEY 3.1 e-learning to SEAL

•	VASCO made DIGIPASS for Mobile available to Windows Mobile users

•	We launched a new aXsGUARD Identifier, including IDENTIKEY

•	VASCO launched DIGIPASS Pack for Remote Authentication including DIGIPASS for Mobile

•	We made IDENTIKEY Server Banking Edition available

•	VASCO announced DIGIPASS Pack for Remote Authentication Gold and Platinum Edition

•	We launched DIGIPASS for Windows

•	VASCO announced the availability of its DIGIPASS as a Service platform for B-to-B

•	DIGIPASS CertiID capability was embedded in DIGIPASS Key 200 and DIGIPASS Key 860

As Ken already mentioned, we believe that 2011 will be a strong year. There are several encouraging signs in our operations that support that statement.

Let’s start with our markets.

In the banking market, we have never had more RFP’s and orders. Despite the fact that in some countries the banking sector is having difficulty, we believe that we will experience strong growth in our banking business during 2011. This is supported by our strong backlog, as Ken already mentioned.

In addition to the recovery of the banking market itself, we see that governments and regulators are starting to be more active in the pursuit of higher security for banking transactions. We are hopeful that both the U. S. FFIEC and the National Bank of India will issue stronger guidance for using two-factor authentication when transacting financial transactions over the Internet.

In Enterprise and Application Security, we expect strong growth too. In 2010, we invested heavily in our Enterprise Security sales force. We expect that these efforts will pay off this year, now that the newcomers have completed their training programs.

Our offerings to the market are much stronger than before. Our sales force will be able to offer both authentication products and services. VASCO can boast a complete product suite for identity verification, to secure both economic or leisure identities and official identities provided by governments.

An economic or leisure identity is the identity a person uses to use e-commerce applications, to be active on social networks etc. The identity has been provided by the application owner or has been created by the user himself. It can be an alias, it can be a person’s credit card information or bank account number, or it can be a password or a DIGIPASS code.

An official legal identity is provided by a growing number of governments around the world, and is primarily used for communication between a citizen and his government. However, the official identity can also be used for commercial applications.

A good example is the use of legally binding digital signatures for document signing. At VASCO, we have this technology in-house thanks to our acquisition of DigiNotar. We see a high potential for our document signing products and services within our existing customer portfolio, especially in the financial and insurance sector.

The investments in our embedded strategy are starting to bear fruit. Our recent partnership announcement with Intel is a first major step in that direction. In the next couple of years, we expect that tens of millions of dormant DIGIPASSES will be sitting on the laptops and PC’s of consumers.

We are convinced that the partnership with Intel is only the start. Others will follow.

As a conclusion, ladies and gentlemen, I repeat that 2010 was an important year for VASCO. We firmly believe that 2010 laid the groundwork for our success in 2011.

Thank you

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2010 were $33.0 million, an increase of 3% from the fourth quarter of 2009. For the full year, revenues were $108.0 million, an increase of 6% from the comparable period in 2009. Also, as noted by Ken, the revenue in the fourth quarter of 2010 was the best fourth quarter in the company’s history.

The increase in revenue for the fourth quarter 2010 compared to 2009 reflected a 6% increase in revenues from the banking market partially offset by a 4% decrease in revenues from the enterprise and application security market. The increase in revenue for the full year 2010 compared to 2009 reflected a 6% increase from the banking market and a 5% increase from the enterprise and application security market.

It should also be noted that the comparison of revenues was negatively impacted by the stronger U.S. dollar vs. the Euro for both the fourth quarter and full-year 2010. We estimate that revenues in the fourth quarter and full year 2010 were approximately $1.0 and $1.7 million lower, respectively, than they would have been had the exchange rates in 2010 been the same as in 2009.

The percentage of revenue coming from the banking and enterprise and application security markets for the fourth quarter and full-year 2010 were comparable to percentages we experienced in 2009. The distribution of revenue in the fourth quarter of 2010 was approximately 78% from Banking and 22% from Enterprise and Application Security. This compares to 76% from Banking and 24% from Enterprise and Application Security in Q4 2009. For the both the full year 2010 and 2009, 74% of our revenue was from the Banking market and 26% was from the Enterprise and Application Security market.

Our revenues for the fourth quarter and full year 2010 continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full year 2010 was approximately 67% from Europe, 10% from Asia, 9% from the U.S. and the remaining 14% from other countries. For the full year 2009, 72% of our revenue came from Europe, 9% came from Asia, 7% came from the U.S., and the remaining 12% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year of 2010 was approximately 71% and 70%, respectively. In 2009, gross profit as a percentage of revenue was approximately 70% both for the fourth quarter and full year.

While gross margin as a percentage of revenue was relatively constant for the fourth quarter and full-year 2010 compared to the same periods in 2009, we did experience pricing pressures that reduced our gross margin rates on individual products that were offset by changes in mix of products sold. For the full-year 2010, card readers, as a percentage of total revenue, declined from approximately 18% in 2009 to 13% in 2010 and non-hardware revenue, as a percentage of total revenue, increased from approximately 23% in 2009 to 25% of revenue in 2010.

Operating expenses for the fourth quarter of 2010 were $15.7 million, a reduction of $2.0 million, or 11% from the fourth quarter of 2009. Operating expenses for the full year of 2010 were $63.6 million, an increase of $5.1 million or 9% from the same period in 2009.

The comparison of expense for both periods was affected by adjustments made to non-cash compensation expenses related to performance based incentive plans. Stock-based incentive plan costs that were included in operating expenses in the fourth quarter and full-year 2010 were a net benefit of $0.9 million and a net expense of $1.0 million, respectively. For 2009, operating expenses for the fourth quarter and full-year included $0.5 million of net expense and a net benefit of $0.3 million, respectively.

Stock based incentives in the fourth quarter of 2010 reflected the reversal of $1.4 million of long-term, performance-based incentive award reserves accrued at the end of the third quarter of 2010. Operating expenses for the full-year 2009 included the reversal in the first quarter of 2009 of $2.0 million of long-term performance-based incentive award reserves that had been accrued at December 31, 2008. The reversal of the reserves for performance-based incentives in both periods reflected management’s assessment that it was more likely than not that the company would not achieve the performance targets required for the payout of the long-term incentives.

It should also be noted that the comparison of operating expenses in the fourth quarter and full-year 2010 to the same periods in 2009 was positively impacted by the stronger U.S. dollar vs. the Euro. We estimate that expenses were $1.0 million lower in the fourth quarter and $1.8 million lower for the full year than they would have been had the exchange rates in 2010 been the same as in 2009.

For the fourth quarter, operating expenses decreased by $0.5 million, or 6% in sales and marketing, increased by $0.3 or 10% in research and development, and decreased by $1.8 million or 31% in general and administrative when compared to the fourth quarter in 2009. The decrease in the sales and marketing expense primarily reflected the reversal of the aforementioned stock based incentive plan accruals, the benefit of favorable exchange rates and lower costs associated with the use of third party consultants partially offset by higher compensation expenses resulting from an increase in the average headcount and increased marketing and travel expenses. The increase in research and development expense primarily reflected higher compensation costs resulting from higher average headcount and higher costs associated with the use of third party consultants partially offset by the reversal of stock based incentive plan accruals and the favorable impact of change in currency rates. The decrease in the general and administrative expense primarily reflected lower provisions for uncollectible accounts receivable, the reversal of stock based incentive plan accruals and the favorable impact of currency partially offset by increased compensation expense related to higher average headcount and increased costs of professional services.

Our average total headcount in the fourth quarter of 2010 was 43 persons, or 14%, higher than the average headcount in the fourth quarter of 2009. The increase in average headcount included an increase of 11 persons in the sales, marketing and operations groups, an increase of 22 persons in research and development and an increase of 10 persons in general and administrative groups.

For the full year of 2010, operating expenses increased by $0.7 million, or 2% in sales and marketing, and $2.0 million or 17% in research and development and $2.4 million or 15% general and administrative when compared to the same period in 2009. In addition to the reasons noted for the change in the comparison for the fourth quarter of 2010 to 2009, the comparison of full-year 2010 to 2009 also reflected higher stock-based incentive plan costs, as a result of the benefit related to the adjustment in Q1 of 2009 of the stock-based incentive plan accruals, and higher recruiting costs partially offset lower depreciation expenses.

Our average headcount for the full year of 2010 was unchanged in sales, marketing and operations staff; 12 persons, or 13% higher in R&D staff; and 6 persons, or 13% higher in general and administrative staff.

Operating income for the fourth quarter of 2010 was $7.6 million, an increase of $3.0 million or 64% from the $4.6 million reported in the fourth quarter of 2009. For the full year, operating income was $12.4 million in 2010, a decrease of $0.3 million or 2% from the $12.6 million reported in 2009.

Operating income as a percent of revenue, or operating margin, was 23% for the fourth quarter and 11% for the full year of 2010. In 2009, our operating margins were 14% for the quarter and 12% for the full year.

The Company reported income tax expense of $1.1 million for the fourth quarter and $2.6 million for the full year of 2010. The effective tax rate was 14% and 19% for the fourth quarter and full year of 2010, respectively.

For 2009, the Company reported income tax expense of $0.6 million for the fourth quarter and $3.5 million for the full year. The effective tax rate reported in 2009 was 11% for the fourth quarter and 23% for the full year.

The effective rates in the fourth quarter of both 2010 and 2009 reflect the adjustments that were needed to bring our full-year tax rate to the amount computed for each of our entities. The decrease in the full-year tax rate in 2010 compared to 2009 is primarily attributable to the benefit of discrete items related to the adjustment of prior year’s tax provisions. We recorded a benefit of approximately $0.3 million related to the adjustment of prior year’s tax returns in various tax jurisdictions.

Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $8.2 million for the fourth quarter and $15.5 million for the full year of 2010. EBITDA was $2.0 million or 32% higher in the fourth quarter and $2.5 million or 14% lower than in the full year of 2009. The reduction in EBITDA for the full year primarily reflects the reduction in earnings.

The makeup of our workforce as of December 31, 2010 was 342 people worldwide with 170 in sales, marketing and customer support, 115 in research and development and 57 in general and administrative. As noted previously, the average headcount for the fourth quarter of 2010 was 43 persons or 14% higher than the average headcount for the fourth quarter of 2009. The average headcount for the full year of 2010 was 18 persons or 6% higher than the average headcount for the same period in 2009.

Our cash and working capital balances continued to strengthen in 2010. As of December 31, 2010, our net cash balance was $85.5 million, an increase of $17.9 million, or 27%, from $67.6 million at December 31, 2009. As of December 31, 2010, our working capital balance was $96.9 million, an increase of $9.3 million, or 11%, from $87.6 million at December 31, 2009. We had no debt outstanding during the year.

Our Days Sales Outstanding in accounts receivable decreased to 60 days as of December 31, 2010 from 88 days at December 31, 2009. The decrease in DSO reflected a reduction in receivable balances that were past due and the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt: Closing Remarks

Overall, I am pleased with our performance in 2010. Revenue in Q4 2010 was the strongest 4th Quarter in the Company’s history in spite of an unfavorable currency exchange rate compared to the year earlier quarter. Revenue in Q4 of 2010 was also our third strongest of all quarters. We believe our decision to continue investing in our business during tough economic times will serve us well going forward. We expect that the staff we hired over the past two years will return that investment with solid results. Likewise, we expect that our investment in many new products, the DIGIPASS as a Service platform and the acquisition of DigiNotar will also yield a return to our stockholders. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We would now like to offer guidance for 2011.

•	First, we expect revenue growth of 20% or more for the full-year 2011 over full-year 2010,

•	Second, we believe that full-year 2011 operating income, excluding expenses related to the amortization of acquisition-related intangible assets, will be in a range between 8% to 12% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our DIGIPASS as a Service business, DigiNotar and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring product and services revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: